Exhibit 99.1

Contact:	Mark D. Boehmer
VP & Treasurer
(336) 861-3603

FOR IMMEDIATE RELEASE

SEALY CORPORATION ISSUES SENIOR SUBORDINATED PAY-IN-KIND NOTES AND COMMON STOCK

HIGH POINT, North Carolina (July 16, 2004) – Sealy Corporation, the ultimate parent company of Sealy Mattress Corporation and Sealy Mattress Company, announced today the issuance of $75.0 million aggregate principal amount of senior subordinated pay-in-kind (PIK) notes and $37.5 million of common stock to certain institutional investors in transactions exempt from registration under the Securities Act of 1933.

The notes accrue interest in-kind at 10% per year, compounded semi-annually.  Sealy Corporation is not required to pay accrued interest on the notes in cash for the entire time that the notes are outstanding.  The notes mature on July 15, 2015, following the maturities of substantially all other existing indebtedness of Sealy Mattress Company, including its $685 million senior secured credit facility, $100 million senior unsecured term loan and $390 million senior subordinated notes.  At maturity, the outstanding principal amount of the notes, along with any accrued and unpaid interest, will be paid in cash by Sealy Corporation.

Sealy Corporation may redeem the notes at its option at any time, in whole or in part, at an initial price of 105% of the principal amount thereof plus all accrued interest not previously paid in cash, which price declines to 102.5% after the first anniversary of issue, 101% after the second anniversary of issue and 100% after the third anniversary of issue.  At any time prior to the third anniversary of issue, Sealy Corporation may also use the proceeds of an equity offering to redeem any or all of the notes at its option at a price of 101% of the principal amount thereof plus all accrued interest not previously paid in cash.  In addition, upon a change of control of Sealy Corporation and the repayment of Sealy Mattress Company’s senior secured credit facility, holders of the notes will be able to require Sealy Corporation to repurchase the notes at a price of 101% of the principal amount thereof plus all accrued interest not previously paid in cash.  The terms of the notes include covenants and events of default similar to those contained in the 8.25% senior subordinated notes due 2014 issued by Sealy Mattress Company in connection with the merger of Sealy Corporation with affiliates of Kohlberg Kravis Roberts & Co. L.P. (KKR) on April 6, 2004.

The $112.5 million in gross proceeds from the transactions will be returned to existing investors in Sealy Corporation by a combination of cash distributions to shareholders and option holders as well as share repurchases of Sealy Corporation common stock.  As a result of the issuance, KKR and certain of Sealy Corporation’s stockholders, including affiliates of Bain Capital LLC, that retained ownership interests in Sealy Corporation in connection with the merger with KKR will retain approximately 82.9% and 7.6%, respectively, of the outstanding common stock of Sealy Corporation.